Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 14, 2015 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom First Quarter 2015 Earnings In-Line with Expectations
Achieved Total Sales Growth of 9.8 Percent
SEATTLE, Wash. (May 14, 2015) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.66 for the first quarter ended May 2, 2015, which were in-line with Company expectations, compared with $0.72 for the first quarter ended May 3, 2014. Total Company net sales increased 9.8 percent and comparable sales increased 4.4 percent, compared with the same period last year.
The Company continued its progress in executing its customer strategy while maintaining disciplined execution around inventory and expenses. First quarter results reflected store and online growth including:
•Two full-line store openings: in Ottawa, Ontario, its second store in Canada, and in San Juan, Puerto Rico
•10 Nordstrom Rack store openings supporting its accelerated store expansion

•	Over 50 percent sales growth in Nordstromrack.com and HauteLook, on a combined basis, driven by the launch of Nordstromrack.com in the second quarter 2014
•The acquisition of Trunk Club in the third quarter 2014
Based on first quarter performance, the Company reiterated its annual outlook for earnings per diluted share of $3.65 to $3.80, net sales increase of 7 to 9 percent, and comparable sales increase of 2 to 4 percent.
FIRST QUARTER SUMMARY

•
First quarter net earnings were $128 million compared with $140 million during the same period last year. Earnings before interest and taxes were $245 million, or 7.9 percent of net sales, compared with $265 million, or 9.3 percent of net sales, for the same quarter last year. The impact of the Trunk Club acquisition and ongoing entry into Canada reduced earnings before interest and taxes by $19 million.

•
Total Company net sales of $3.1 billion for the first quarter increased 9.8 percent compared with net sales of $2.8 billion during the same period in fiscal 2014. Total Company comparable sales for the first quarter increased 4.4 percent.

•	Nordstrom comparable sales, which consist of the full-line and Nordstrom.com businesses, increased 4.2 percent. Top-performing merchandise categories included Women's and Men's Apparel.

•
Full-line net sales increased 0.9 percent compared with the same period last year. Comparable sales increased 0.5 percent, reflecting ongoing improvement in sales trends. The Northwest and Southeast were the top-performing geographic regions.

•	Nordstrom.com net sales increased 20 percent, primarily driven by continued expansion of merchandise selection.

•
Nordstrom Rack net sales increased $90 million, or 12 percent, compared with the same period in fiscal 2014, reflecting 10 new stores in the first quarter. Nordstrom Rack comparable sales decreased 0.2 percent, on top of last year's increase of 6.4 percent, consistent with its two-year stacked trend.

•	Nordstromrack.com/HauteLook net sales increased 51 percent, primarily driven by expanded merchandise selection related to the launch of Nordstromrack.com.

•	Gross profit, as a percentage of net sales, of 35.9 percent increased 7 basis points compared with the same period in fiscal 2014.

•
Ending inventory increased 19 percent compared with the same period in fiscal 2014, which outpaced the net sales increase of 9.8 percent. Ending inventory was in-line with Company expectations, reflecting planned inventory investments to support store and online growth, including Nordstrom Rack, Nordstromrack.com and Canada.

•
Selling, general and administrative expenses, as a percentage of net sales, of 31.2 percent increased 141 basis points compared with the same period in fiscal 2014, reflecting planned growth initiatives related to Trunk Club, Canada and continuing fulfillment and technology investments.

•
The Nordstrom Rewards loyalty program continued to contribute to overall results, with members shopping three times more frequently and spending four times more on average than non-members. The Company opened over 285,000 new accounts in the first quarter. With 4.4 million active members, sales from members increased 11 percent in the first quarter and represented 38 percent of sales.

•
During the first quarter, the Company repurchased 0.4 million shares of its common stock for $33 million. A total of $969 million remains under its existing share repurchase board authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended May 2, 2015 was 12.2 percent compared with 13.3 percent in the prior 12-month period. This decrease reflected the acquisition of Trunk Club in addition to ongoing store expansion and increased technology investments. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included.

EXPANSION UPDATE
This year, the Company announced plans to open a full-line store in Norwalk, Connecticut in 2018 and Nordstrom Rack stores in Virginia Beach, Virginia, Novi, Michigan and Pittsburgh, Pennsylvania in 2016. During fiscal 2015, the Company plans to open a total of five full-line stores, including two in Canada, and 27 Nordstrom Rack stores. In the first quarter of 2015, Nordstrom opened two full-line stores and 10 Nordstrom Rack stores:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom full-line - U.S.
San Juan, Puerto Rico	The Mall of San Juan	143	March 26

Nordstrom full-line - Canada
Ottawa, Ontario	Rideau Centre	158	March 6

Nordstrom Rack
Bakersfield, California	The Shops at River Walk	35	March 26
Redlands, California	Mountain Grove	35	March 26
Reno, Nevada	Redfield Promenade	31	March 26
Princeton, New Jersey	Mercer Mall	35	March 26
Westwood, Massachusetts	University Station	36	March 26
Webster, Texas	Baybrook Square	31	March 26
Laguna Niguel, California	Laguna Niguel Nordstrom Rack	30	April 16
Miami, Florida	The Shops at Midtown Miami	31	April 16
Springfield, Virginia	Springfield Town Center	33	April 16
St. Louis Park, Minnesota	Shoppes at Knollwood	33	April 16

Number of stores	May 2, 2015	May 3, 2014
Nordstrom full-line - U.S.	116	117
Nordstrom full-line - Canada	2	—
Nordstrom Rack	177	150
Other[1]	8	3
Total	303	270
[1]Other includes our Trunk Club clubhouses, Jeffrey boutiques and our Last Chance store.

Gross square footage	27,520,000	26,407,000
FISCAL YEAR 2015 OUTLOOK
The Company's annual earnings per diluted share expectations are unchanged, incorporating first quarter results and the impact of share repurchases in the first quarter. Nordstrom's expectations for fiscal 2015 are as follows:

Current Outlook
Net sales	7 to 9 percent increase
Comparable sales	2 to 4 percent increase
Gross profit (%)	5 to 15 basis point decrease
Selling, general and administrative expenses (%)	55 to 65 basis point increase
Earnings per diluted share (excluding the impact of any future share repurchases)	$3.65 to $3.80
Earnings per diluted share growth in the second quarter is expected to be below the full-year outlook range of a 2 percent decrease to a 2 percent increase, primarily due to the ongoing entry into Canada and the acquisition of Trunk Club in the third quarter 2014.
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss first quarter 2015 results and fiscal 2015 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers' prepared remarks, the conference call slides and Performance Summary document, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks, the conference call slides and Performance Summary document will be available in the Quarterly Earnings section for one year. Interested parties may also dial 630-395-0091 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-3738 until the close of business on May 21, 2015.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 304 stores in 38 states and Canada. Customers are served at 118 Nordstrom stores in the U.S. and Canada; 178 Nordstrom Racks stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 30, 2016, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives, our ability to provide a seamless experience across all channels and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; reviewing of options and structure for a financial partner in regards to a potential transaction related to our credit card receivables; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2015, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 2, 2015	May 3, 2014
Net sales	$3,115	$2,837
Credit card revenues	100	94
Total revenues	3,215	2,931
Cost of sales and related buying and occupancy costs	(1,999)	(1,822)
Selling, general and administrative expenses	(971)	(844)
Earnings before interest and income taxes	245	265
Interest expense, net	(33)	(35)
Earnings before income taxes	212	230
Income tax expense	(84)	(90)
Net earnings	$128	$140

Earnings per share:
Basic	$0.67	$0.74
Diluted	$0.66	$0.72

Weighted-average shares outstanding:
Basic	190.6	189.8
Diluted	194.9	192.7

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 2, 2015	January 31, 2015	May 3, 2014
Assets
Current assets:
Cash and cash equivalents	$769	$827	$1,015
Accounts receivable, net	2,266	2,306	2,167
Merchandise inventories	2,017	1,733	1,698
Current deferred tax assets, net	256	256	238
Prepaid expenses and other	110	102	89
Total current assets	5,418	5,224	5,207

Land, buildings and equipment (net of accumulated depreciation of $4,793, $4,698 and $4,502)	3,445	3,340	3,011
Goodwill	447	435	175
Other assets	252	246	240
Total assets	$9,562	$9,245	$8,633

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,573	$1,328	$1,347
Accrued salaries, wages and related benefits	312	416	295
Other current liabilities	1,057	1,048	982
Current portion of long-term debt	8	8	7
Total current liabilities	2,950	2,800	2,631

Long-term debt, net	3,138	3,123	3,110
Deferred property incentives, net	540	510	499
Other liabilities	379	372	357

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 191.0, 190.1 and 189.3 shares issued and outstanding	2,422	2,338	1,896
Retained earnings	190	166	177
Accumulated other comprehensive loss	(57)	(64)	(37)
Total shareholders' equity	2,555	2,440	2,036
Total liabilities and shareholders' equity	$9,562	$9,245	$8,633

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 2, 2015	May 3, 2014
Operating Activities
Net earnings	$128	$140
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	137	118
Amortization of deferred property incentives and other, net	(22)	(18)
Deferred income taxes, net	(10)	(16)
Stock-based compensation expense	19	13
Tax benefit from stock-based compensation	10	4
Excess tax benefit from stock-based compensation	(10)	(5)
Bad debt expense	10	15
Change in operating assets and liabilities:
Accounts receivable	16	(16)
Merchandise inventories	(248)	(184)
Prepaid expenses and other assets	(11)	(2)
Accounts payable	239	131
Accrued salaries, wages and related benefits	(106)	(98)
Other current liabilities	1	105
Deferred property incentives	50	22
Other liabilities	5	8
Net cash provided by operating activities	208	217

Investing Activities
Capital expenditures	(259)	(174)
Change in credit card receivables originated at third parties	16	12
Other, net	4	(3)
Net cash used in investing activities	(239)	(165)

Financing Activities
Proceeds from long-term borrowings, net of discounts	16	8
Principal payments on long-term borrowings	(2)	(2)
Decrease in cash book overdrafts	(10)	(21)
Cash dividends paid	(71)	(63)
Payments for repurchase of common stock	(28)	(207)
Proceeds from issuances under stock compensation plans	58	50
Excess tax benefit from stock-based compensation	10	5
Other, net	—	(1)
Net cash used in financing activities	(27)	(231)

Net decrease in cash and cash equivalents	(58)	(179)
Cash and cash equivalents at beginning of period	827	1,194
Cash and cash equivalents at end of period	$769	$1,015

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom branded full-line stores and online store, Nordstrom Rack stores, Nordstromrack.com, HauteLook, Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail Business for the first quarter ended 2015 compared with the same period in 2014:

	Quarter Ended
	May 2, 2015		May 3, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,115	100.0%	$2,837	100.0%
Cost of sales and related buying and occupancy costs	(1,997)	(64.1%)	(1,820)	(64.2%)
Gross profit	1,118	35.9%	1,017	35.8%
Selling, general and administrative expenses	(921)	(29.6%)	(793)	(28.0%)
Earnings before interest and income taxes	197	6.3%	224	7.9%
Interest expense, net	(28)	(0.9%)	(31)	(1.1%)
Earnings before income taxes	$169	5.4%	$193	6.8%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales within our Retail Business:

	Quarter Ended
	May 2, 2015	May 3, 2014
Nordstrom full-line stores - U.S.	$1,699	$1,683
Nordstrom.com	480	401
Nordstrom	2,179	2,084
Nordstrom Rack	831	741
Nordstromrack.com and HauteLook	117	78
Other retail[1]	64	7
Total Retail segment	3,191	2,910
Corporate/Other	(76)	(73)
Total net sales	$3,115	$2,837
1 Other retail includes Trunk Club, our Nordstrom Canada full-line stores and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom Visa credit cards. The following tables summarize the results of our Credit business for the first quarter ended 2015 compared with the same period in 2014:

	Quarter Ended
	May 2, 2015	May 3, 2014
Credit card revenues	$100	$94
Credit expenses	(52)	(53)
Earnings before interest and income taxes	48	41
Interest expense	(5)	(4)
Earnings before income taxes	$43	$37

	Quarter Ended
	May 2, 2015	May 3, 2014
Allowance at beginning of period	$75	$80
Bad debt expense	10	15
Write-offs	(19)	(19)
Recoveries	4	4
Allowance at end of period	$70	$80

Annualized net write-offs as a percentage of average credit card receivables	2.6%	2.9%
30 days or more delinquent as a percentage of ending credit card receivables	1.8%	1.6%
Allowance as a percentage of ending credit card receivables	3.1%	3.7%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended May 2, 2015, our ROIC decreased to 12.2% compared with 13.3% for the 12 fiscal months ended May 3, 2014, primarily due to the acquisition of Trunk Club in addition to ongoing store expansion and increased technology investments.
ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	May 2, 2015	May 3, 2014
Net earnings	$709	$728
Add: income tax expense	459	454
Add: interest expense	136	158
Earnings before interest and income tax expense	1,304	1,340

Add: rent expense	143	131
Less: estimated depreciation on capitalized operating leases[1]	(76)	(70)
Net operating profit	1,371	1,401

Less: estimated income tax expense[2]	(539)	(538)
Net operating profit after tax	$832	$863

Average total assets[3]	$9,069	$8,490
Less: average non-interest-bearing current liabilities[4]	(2,806)	(2,492)
Less: average deferred property incentives[3]	(510)	(492)
Add: average estimated asset base of capitalized operating leases[5]	1,085	969
Average invested capital	$6,838	$6,475

Return on assets	7.8%	8.6%
ROIC	12.2%	13.3%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2 Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended May 2, 2015 and May 3, 2014.
3 Based upon the trailing 12-month average.
4 Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of May 2, 2015 and May 3, 2014, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2015[1]	2014[1]
Debt	$3,146	$3,117
Add: estimated capitalized operating lease liability[2]	1,147	1,045
Less: fair value hedge adjustment included in long-term debt	(33)	(45)
Adjusted Debt	$4,260	$4,117

Net earnings	$709	$728
Add: income tax expense	459	454
Add: interest expense, net	136	157
Earnings before interest and income taxes	1,304	1,339

Add: depreciation and amortization expenses	526	464
Add: rent expense	143	131
Add: non-cash acquisition-related charges	14	7
EBITDAR	$1,987	$1,941

Debt to Net Earnings	4.4	4.3
Adjusted Debt to EBITDAR	2.1	2.1
1 The components of Adjusted Debt are as of May 2, 2015 and May 3, 2014, while the components of EBITDAR are for the 12 months ended May 2, 2015 and May 3, 2014.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the first quarter ended 2015, we had negative Free Cash Flow of $(116) compared with $(29) for the first quarter ended 2014.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	May 2, 2015	May 3, 2014
Net cash provided by operating activities	$208	$217
Less: capital expenditures	(259)	(174)
Less: cash dividends paid	(71)	(63)
Add: change in credit card receivables originated at third parties	16	12
Less: change in cash book overdrafts	(10)	(21)
Free Cash Flow	$(116)	$(29)

Net cash used in investing activities	$(239)	$(165)
Net cash used in financing activities	(27)	(231)